Exhibit 99.1

Thursday July 11, 6:51 pm Eastern Time

Press Release

SOURCE:    Herbalife International, Inc.

Herbalife Anticipates 2002 Second Quarter Results, Files Definitive Proxy
Statement, Sets Date For Annual Meeting of Stockholders

LOS ANGELES—(BUSINESS WIRE)—July 11, 2002—Herbalife International, Inc. (Nasdaq:HERBA—News; Nasdaq:HERBB—News) announced today that it anticipates reporting for the three months ended June 30, 2002, net income in the range of $11 million to $14 million, or $0.32 to $0.41 per diluted share based on retail sales of approximately $450 million. In addition, the Company anticipates reporting earnings before interest, income taxes, depreciation and amortization (EBITDA) to be in the range of $22 million to $27 million. These anticipated second quarter results include a $7 million pretax charge for severance payments and merger related transaction costs. Excluding these one-time costs, EBITDA would be in the range of $29 million to $34 million for the three months ended June 30, 2002.

EBITDA consists of income before income taxes plus interest, depreciation and amortization. EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity.

The Company also announced today that it filed with the SEC a definitive proxy statement regarding its 2002 Annual Meeting of Stockholders. The Company’s stockholders will be asked to elect a slate of directors and to consider and vote upon a proposal to approve an Agreement and Plan of Merger by which the Company would become a wholly owned subsidiary of WH Holdings (Cayman Islands) Ltd. in a transaction previously announced by the Company on April 10, 2002.

The 2002 Annual Meeting of Stockholders will be held on Wednesday, July 31, 2002 at 8:00 am local time at the Beverly Hilton Hotel, 9876 Wilshire Blvd, Beverly Hills, CA for those stockholders of record as of July 3, 2002.

About Herbalife International, Inc.

Founded in 1980 as a California limited partnership, Herbalife has become one of the largest weight management and nutritional supplement firms in the world. The Company offers a wide range of weight management products, nutritional supplements and personal care products intended to support weight loss and a healthy lifestyle. As of June 30, 2002 the Company conducted business in 54 countries in the Asia/Pacific Rim, Europe and the Americas. The Company’s products are marketed primarily through a network marketing system comprising approximately one million distributors.

Safe Harbor

This document includes forward-looking statements which may involve material risks and uncertainties that could cause actual results and events to differ materially from those set forth in the forward-looking statements, including the possibility the Company’s proposed merger transaction will not be consummated as well as those risks and uncertainties discussed in the Company’s report on Form 10-Q for March 31, 2002 and report on Form 10-K for the fiscal year ended December 31, 2001 and other reports filed by the Company with the Securities and Exchange Commission.

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